EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Class A ordinary shares of I-MAB shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G. Each of the undersigned acknowledges that each shall be responsible for the timely filing of amendments with respect to information concerning such undersigned reporting person, and for the completeness and accuracy of the information concerning such undersigned reporting person, contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such reporting person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date: February 16, 2021

Kaijing YAN

/S/ Kaijing YAN

Tianjin Fuhuade Science & Technology Development Co., Ltd.

By:	/S/ Kaijing YAN
Name: Kaijing YAN
Title: General Manger

Tianjin Tasly Health Industry Investment Group Co., Ltd.

By:	/S/ Kaijing YAN
Name: Kaijing YAN
Title: Director

Tasly Holding Group Co., Ltd.

By:	/S/ Kaijing YAN
Name: Kaijing YAN
Title: Director

Tasly Pharmaceutical Group Co., Ltd.

By:	/S/ Kaijing YAN
Name: Kaijing YAN
Title: Chairman of the Board of Directors

Tasly Biopharmaceuticals Co., Ltd.

By:	/S/ Kaijing YAN
Name: Kaijing YAN
Title: Chairman of the Board of Directors

Tasly Biopharm Limited

By:	/S/ Kaijing YAN
Name: Kaijing YAN
Title: Director

Tasly International BioInv One Limited

By:	/S/ Kaijing YAN
Name: Kaijing YAN
Title: Director